Exhibit 99.2

Where Food Comes From, Inc.

2023 First Quarter Conference Call

Call date: Monday May 15, 2023

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2023 first quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders

Good morning and thanks for joining the call today.

This morning we announced our first quarter financial results for the period ended March 31, 2023. As we detailed in our news release, we encountered a flurry of anomalous circumstances and events in Q1 that negatively impacted both revenue and profitability. The good news is, in an economic environment where many companies are focusing on layoffs and hammering down costs wherever they can in the face of inflationary pressures and a potential recession, we believe we are faring comparatively well. In fact, we believe the combination of verification industry tailwinds, very sticky customer relationships, our lean operating model, and the tremendous value we provide our customers will enable us to continue to weather macro headwinds and profitably grow our business over the long haul.

Now to our first quarter results…

Revenue in Q1 was $5.3 million, down from $6.2 million in the first quarter last year. Keep in mind, however, that in the year-ago first quarter we booked $850,000 in software and consulting revenue from a one-off consulting contract with a Japanese government agency. So adjusted for that, year-over-year revenue would have been essentially flat – which isn’t too bad given macro headwinds and the impact of a few unrelated events I referenced earlier.

Specifically, our verification and certification revenue was flat based on a few things: One, we are still feeling the effects of severe drought conditions that significantly reduced herd sizes last year and had ripple effects this year in the form of fewer cattle for us to verify. The situation of overall fewer cattle moving through the system in the current cycle impacts not only the annual on-site audits but also the revenue we derive from right-to-ship fees each time an animal moves to a new location on its way to the packer.

This cyclical cattle trend could last for some time, but we think we’ll see some positive offset to that from the USDA’s ADT program, which in coming years is expected to add up to another 11 million head annually of cattle required to be verified with an RFID tag. The momentum behind this evolving new standard, which has been in the works for years, is based largely on concerns about traceability in the event a foreign animal disease enters the U.S. While there is pushback in some circles, the National Cattlemen’s Beef Association, is fully supporting the program and we believe the transition is relatively inevitable.

Another factor impacting revenue was the severe winter weather events across the country that limited our ability to conduct audits and deliver ear tags in the month of March. The good news is, those audits were delayed, not cancelled, so we expect to capture that revenue over the remainder of the year, although not necessarily all in the second quarter. To put this more into perspective, in all our years as a public company, only recently has weather – be it drought or too much snow – had this kind of impact on our operations and year-over-year financial results.

Yet another issue factoring into our verification activity is a shift in consumer purchasing activity based on food inflation. We’re seeing this not so much in the beef area, where consumers continue to pay up for premium products, but rather in other food sectors where our customers are shrinking their offerings in certain verified product lines to conform to changes based on inflationary pressures. That, in turn, lowers our verification activity with those customers.

Lower revenue due to the events I just described – combined with some continued wage inflation – impacted gross margins for our verification/product segment, which came in 42.1% in the quarter versus 46.3% in the same quarter last year.

At the corporate level, SG&A expenses in the first quarter increased to $2.0 million from $1.8 million last year. A lot of this increase resulted from the timing of activities that had been delayed due to Covid shutdowns.

Specifically, in the first quarter we incurred significant costs due to the following:

●	We sent teams to a number of industry trade shows around the country.

●	We resumed our annual on-site training program that brought some 100 auditors from across the country to Castle Rock and Des Moines for two two-day sessions.

●	And we sent a contingent to New York for the Nasdaq bell ringing ceremony – an event that drew a lot of attention to the Company but, again, is a one-time cost.

As a result of lower gross margins, inflationary pressures and the abnormal concentration of various expenses in the first quarter, Q1 net income was $0.1 million, or 2 cents per basic and diluted share, compared to net income of $0.5 million, or 8 cents per basic and diluted share, in the same quarter last year. Adjusted EBITDA was $0.4 million, down from $0.9 million year over year.

Cash and cash equivalents at March 31, 2023, were $3.4 million versus $4.4 million at 2022 year end.

The lower cash balance is attributable to two factors, both of which validate our optimism about future growth and the sustainability of our solid cash flows.

One, we invested $200,000 in seafood traceability company BlueTrace, whose management team we got to know at one of the trade shows I referenced earlier. Currently a private company, BlueTrace offers a cloud-based solution that helps players across the shellfish supply chain comply with government regulations, manage their inventories and optimize profitability. Our investment was part of an oversubscribed stock offering led by venture capital and angel investors.

Based in Maine, BlueTrace is growing rapidly with more than 350 customers – primarily in the shellfish industry – in all but two coastal U.S. states and most Canadian provinces. The Company’s digital traceability solution uses a mobile app and tamper evident barcode tags to replace outdated paper-based tracking solutions that have become more challenging in light of increasingly stringent traceability standards. Those standards are established and enforced by the Interstate Shellfish Sanitation Commission (ISSC), which is particularly focused on safety issues around freshness and temperature.

BlueTrace is expected to benefit from ongoing implementation of the Food Safety Modernization Act, which is expanding traceability beyond shellfish to include other types of seafood beginning in 2023. The Company’s software and systems, designed originally to address the oyster industry, are seamlessly adaptable for the broader seafood landscape.

We made the BlueTrace investment for two reasons: One, we like the space and BlueTrace’s early mover status, and we believe our investment will appreciate in value. Two, and more importantly, we plan to work closely with their team in areas that augment our own initiatives in the seafood space, including enhancing our FishCARE sustainability standard and other aquaculture offerings going forward.

On the subject of investments – and again speaking to our optimism about business prospects going forward – we accelerated our share repurchase program in the first quarter, buying back 89,450 shares of WFCF stock at a cost of $1.2 million. Over the past five quarters we have repurchased nearly 400,000 shares, reducing our share count by approximately 7%. Your management team, myself and the Board believe our shares represent an excellent value at these levels and we expect to continue these buybacks as long as our cash flows support it.

So, thanks again for joining us on the call today. And with that, I’ll open the call to questions. Operator...

Question and Answer Session:

Question 1: Chris Brown

Thank you very much. Just was wondering if you could give a little bit more color on how you guys think the ADT regulations play out over the next couple of years? Is that something that’s gradual? Is it big? And then I was wondering if you have an idea of like what kind of market share you guys have in the bigger picture of United States cattle verification?

John Saunders

Sure. I’ll answer the second question, first. Today we verified just under 2.5 million cattle, which is just at about a little bit under 10% of the cattle, which are slaughtered in the US every year. So we have it just a little bit under 10%. ADT is going through a process, as I mentioned, this has been a long-term program offered by the USDA. This change specifically Chris is, the transition from metal clip tags to electronic identification tags.

The ruling was set to begin January 1 2023, or to sunset basically and this new rule to start to move forward with the EIDs. We’re currently in a comment period, so we’re still receiving comments from the industry. But yes, we anticipate that it will be a gradual move. But as I mentioned, with only 2.5 million cattle that we identified this year, we see this as a real tailwind for us and tags and radio frequency identification in the cattle industry moving forward, over the next couple of years. So yes, we see it coming in gradually. It won’t happen all at once, but in the next 18 to 24 months, we see it moving in that direction.

And one clarification Chris, on that question. Leann just pointed out to me that, there’s roughly 2.5 million so about 10% of the cattle industry is verified. We have our percentage of that as somewhere north of 90%, so we feel we have a very strong control position. So just to answer that finally, Chris. Thanks for the question. Thanks everybody for participating today, and we’ll talk to you again in three months. Take care.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.